Exhibit 99.1
For Immediate Release
Date: January 2, 2009

Contacts:	J. Williar Dunlaevy	Paul H. Bruce
	Chairman & Chief Executive Officer	Chief Financial Officer
Phone:	413-445-3500	413-445-3513
Email:	bill.dunlaevy@legacybanks.com	paul.bruce@legacybanks.com
Legacy Bancorp, Inc. Receives Preliminary Approval for
Treasury Capital Purchase Program
PITTSFIELD, MASSACHUSETTS (January 2, 2009): Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ: LEGC), the holding company for Legacy Banks (the “Bank”), today announced that it has received preliminary approval of its application for approximately $20 million under the U.S. Treasury Capital Purchase Program (the “Program”). The Company will have 30 days after receipt of formal approval to decide whether to participate in the Program.
In commenting on the preliminary approval, J. Williar Dunlaevy, Chief Executive Officer said, “Participation in this portion of the Program is intended for healthy financial institutions to support expanded lending, either directly or by combining with weaker financial institutions. While we have not made a final decision on participation in the Program, we are pleased that we received preliminary approval as expected.” Mr. Dunlaevy continued, “Legacy is a well-capitalized institution with strong asset quality, a result of our unwavering commitment to responsible financial practices. This commitment will continue to be at the forefront as we proceed with plans for future growth and expansion. We will continue to carefully evaluate how participation in the Program would impact our strategic plans.”
Legacy Banks is headquartered in Pittsfield, Massachusetts. It employs 192 people and has 17 offices throughout Berkshire County, Massachusetts and Eastern New York, as well as a Loan Production Office in Colonie, New York. Legacy’s 18th office in Latham, NY will open on January 7, 2009. Legacy offers Personal Banking, Mortgage Lending, Commercial Services, Insurance, Investments, Portfolio Management, Credit and Debit Card products, and Online Services.
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.
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